Exhibit 10.34

EXECUTION COPY

FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT

This FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT, dated as of December 22, 2009 (this “Amendment”) to the Credit Agreement referred to below, by and among the Lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Purple Communications, Inc. (f/k/a GoAmerica, Inc.), a Delaware corporation (the “Borrower”), the other Loan Parties signatory hereto, Churchill Financial LLC, as L/C Issuer and as administrative agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and Ableco Finance LLC, as collateral agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents”).

W I T N E S S E T H

WHEREAS, the Borrower, the other Loan Parties signatory hereto, the Agents, the Lenders and the L/C Issuers party thereto from time to time are parties to that certain Credit Agreement, dated as of January 10, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Agents and the Required Lenders have agreed, to (i) waive certain Defaults and Events of Default, (ii) consent to the amendment of the Borrower’s certificate of incorporation and (iii) amend the Credit Agreement, in each case, in the manner and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Loan Parties, the Agents and the Required Lenders hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Credit Agreement.

2. Consents. Notwithstanding anything to the contrary contained in Section 8.11(a)(ii) of the Credit Agreement, as of the Fifth Amendment Effective Date (as hereinafter defined), the Agents and the Required Lenders hereby consent to the amendment of the Fourth Amended and Restated Certificate of Incorporation of the Borrower, in the form attached hereto as Exhibit A (“Amendment to Certificate of Incorporation”).

3. Waivers. As of the Fifth Amendment Effective Date, the Agents and the Required Lenders hereby waive:

(a) the Events of Default under Section 9.1(c)(i) of the Credit Agreement resulting solely from (i) the Borrower’s breach of the financial covenant set forth in Section 5.1 of the Credit Agreement for the Fiscal Quarters ended or ending September 30, 2009 and December 31, 2009 and Section 5.2 of the Credit Agreement for the Fiscal Year ending December 31, 2009, (ii) the Borrower’s failure to deliver the financial and other information required to be delivered to the Agents for the fiscal months ended on August 31, 2009, October 31, 2009 and November 30, 2009 pursuant to Section 6.1(a) of the Credit Agreement; provided, that the Borrower deliver to the Agents such financial and other information no later than January 31, 2010; and (iii) the Borrower’s failure to deliver the financial and other information required to be delivered to the Agents for the Fiscal Quarter ended on

September 30, 2009 pursuant to Section 6.1(b) of the Credit Agreement; provided, that the Borrower deliver to the Agents such financial and other information no later than January 31, 2010;

(b) any Event of Default under Sections 9.1(b) and (c) of the Credit Agreement caused solely by any restatement of any Financial Statement for any period ending on or prior to December 31, 2009 resulting solely from the matters subject to investigation pursuant to the Specified Subpoenas; and

(c) any Event of Default under Section 9.1(d)(ii) of the Credit Agreement resulting solely from any events of default under the Second Lien Loan Documents which have been waived as of the Fifth Amendment Effective Date pursuant to Section 3 of the Amendment to Second Lien Credit Agreement (as hereinafter defined).

4. Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the Fifth Amendment Effective Date as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by:

(i) amending the definition of “Applicable Margin” by deleting such definition in its entirety and substituting in lieu thereof the following new definition:

“‘Applicable Margin’ means with respect to Revolving Loans, Swing Loans and Term Loans, (a) which are Base Rate Loans, 6.00% and (b) which are Eurodollar Rate Loans, 7.00%.”

(ii) amending the definition of “Base Rate” by deleting such definition its entirety and substituting in lieu thereof the following new definition:

“‘Base Rate’ means, at any time, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the latest ‘U.S. prime rate’ or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the ‘bank prime loan’ rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agents) or any similar release by the Federal Reserve Board (as determined by the Agents), (b) the sum of 0.5% per annum and the Federal Funds Rate, (c) from and after September 30, 2009, the Eurodollar Rate for a Eurodollar Rate Loan having an Interest Period of one month commencing on such day as determined by the Administrative Agent on the second full Business Day next preceding the first day of such Interest Period, plus 1.00% per annum and (d) from and after September 30, 2009, 4.00% per annum.”

(iii) amending the definition of “Consolidated EBITDA” by deleting such definition in its entirety and substituting in lieu thereof the following new definition:

“‘Consolidated EBITDA’ means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal, state, local and foreign income taxes or other taxes measured by income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any depreciation, depletion and amortization expense, (iv) any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the ordinary course of business, (v) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vi) to the extent paid within 12 months of the Closing Date, non-recurring cash charges and costs arising in connection with the Acquisition and related transactions (including any related restructuring charges and any aggregate net loss on the Sales set forth on Schedule 8.4 hereto) in an aggregate amount not to exceed $10,000,000, (vii) to the extent paid after the 12-month anniversary of the Closing Date, any aggregate net loss on the Sales set forth on Schedule 8.4 hereto in an aggregate amount not to exceed the lesser of (A) $3,000,000 and (B) the cap amount referred to in the foregoing clause (vi) which has not been used, (viii) for the Fiscal Year ending December 31, 2010, Regulatory Investigation Expenses incurred during such Fiscal Year to the extent such Regulatory Investigation Expenses have been documented to the reasonable satisfaction of the Agents and are paid with (A) Net Cash Proceeds received by the Borrower from the issuance or Sale of its Stock during the Fiscal Year ending December 31, 2010 to the Investment Group (excluding any proceeds of the December 2009 Equity Investment), (B) Net Cash Proceeds received by the Borrower from the issuance or Sale of its Stock during the Fiscal Year ending December 31, 2010 (other than the proceeds of the December 2009 Equity Investment) to the extent not required to be applied by the Borrower to prepay the Loans in accordance with Section 2.8(f), (C) any cash proceeds released to the Borrower from the Escrow Account so long as such proceeds are used by the Borrower to pay Regulatory Investigation Expenses in accordance with the proviso to Section 2.8(i), or (D) any Specified NECA Reimbursements received by the Borrower during the Fiscal Year ending December 31, 2010, so long as such reimbursements are used by the Borrower to pay Regulatory Investigation Expenses in accordance with the proviso to Section 2.8(g) and (ix) for the Fiscal Year ending December 31, 2010, Rate Setting Expenses incurred during such Fiscal Year to the extent such Rate Setting Expenses have been documented to the reasonable satisfaction of the Agents and are paid with (A) Net Cash Proceeds received by the Borrower from the issuance or Sale of its Stock during the Fiscal Year ending December 31, 2010 to the Investment Group (excluding any proceeds of the December 2009 Equity Investment), or (B) Net Cash Proceeds received by the Borrower from the issuance or Sale of its Stock during the Fiscal Year ending December 31, 2010 (other than the proceeds of the December 2009 Equity Investment) to the extent not required to be applied by the Borrower to prepay the Loans in accordance with Section 2.8(f), minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (vi) any other cash payment in respect of expenditures, charges and losses to the extent that such items have been added to Consolidated EBITDA of such Person pursuant to clause (b)(v) above in any prior period.”

(iv) amending the definition of “Consolidated Leverage Ratio” by deleting such definition in its entirety and substituting in lieu thereof the following new definition:

“‘Consolidated Leverage Ratio’ means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date, provided that for purposes of determining the Consolidated Leverage Ratio for the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA shall be deemed to be equal to (a) for the Fiscal Quarter ending March 31, 2010, Consolidated EBITDA for the three (3) month period then ended multiplied by 4, (b) for the Fiscal Quarter ending June 30, 2010, Consolidated EBITDA for the six (6) month period then ended multiplied by 2 and (c) for the Fiscal Quarter ending September 30, 2010, Consolidated EBITDA for the nine (9) month period then ended multiplied by 4/3.”

(v) amending the definition of “Consolidated Senior Leverage Ratio” by deleting such definition in its entirety and substituting in lieu thereof the following new definition:

“‘Consolidated Senior Leverage Ratio’ means, with respect to the Loan Parties as of any date, the ratio of (a) the aggregate outstanding amount of the Loans (including Swing Loans) and L/C Obligations to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date, provided that for purposes of determining the Consolidated Senior Leverage Ratio for the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA shall be deemed to be equal to (a) for the Fiscal Quarter ending March 31, 2010, Consolidated EBITDA for the three (3) month period then ended multiplied by 4, (b) for the Fiscal Quarter ending June 30, 2010, Consolidated EBITDA for the six (6) month period then ended multiplied by 2 and (c) for the Fiscal Quarter ending September 30, 2010, Consolidated EBITDA for the nine (9) month period then ended multiplied by 4/3.”

(vi) amending the definition of “Extraordinary Receipts” by adding at the end of such definition the following new proviso:

“; provided that Extraordinary Receipts shall not include any cash proceeds released from the Escrow Account”

(vii) amending the definition of “Eurodollar Base Rate” by deleting such definition in its entirety and substituting in lieu thereof the following new definition:

“‘Eurodollar Base Rate’ means, with respect to any Interest Period for any Eurodollar Rate Loan, a rate per annum equal to the higher of (a) the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for an Interest Period of one month (notwithstanding which Interest Period is selected) appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) at such time, the ‘Eurodollar Base Rate’ shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion and (b) from and after September 30, 2009, 3.00%.”

(viii) amending the last sentence of the definition of “Revolving Credit Commitment” by deleting such sentence in its entirety substituting in lieu thereof the following new sentence:

“The aggregate amount of the Revolving Credit Commitments on the Fifth Amendment Effective Date equals $8,000,000.”

(ix) adding the following new definitions in the appropriate alphabetical order:

“‘13-Week Cash Flow’ has the meaning specified in Section 6.1(p).

‘Consolidated Fixed Charge Coverage Ratio’ means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period minus non-financed Capital Expenditures of such Person for such period, minus the total liability for United States federal income taxes and other taxes measured by net income actually payable by such Person in respect of such period, to (b) the Consolidated Fixed Charges of such Person for such period.

‘Consolidated Fixed Charges’ means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Cash Interest Expense of such Person for such period, (b) the principal amount of Consolidated Total Debt of such Person and its Subsidiaries having a scheduled due date during such period, (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries, (d) all commitment fees and other costs, fees and expenses payable by such Person and its Subsidiaries during such period in order to effect, or because of, the incurrence of any Indebtedness and (e) management fees paid by such Person and its Subsidiaries during such period.

‘December 2009 Equity Investment’ means the Investment by members of the Investment Group in the Borrower in an aggregate amount of $5,000,000 in gross cash proceeds, consisting of an Investment made by members of the Investment Group in the aggregate amount of $2,000,000 on December 14, 2009 and an Investment made by members of the Investment Group in the aggregate amount of $3,000,000 on the Fifth Amendment Effective Date, in each case, from the purchase by members of the Investment Group from the Borrower of its Series B Preferred Stock, on terms reasonably satisfactory to the Agents.

‘Escrow Account’ means that escrow account in the amount of $2,500,000 established in connection with the Hands On Merger, which is subject to that certain Escrow Agreement, dated as of January 10, 2008, by and among the Borrower, Bill M. McDonagh, as agent of the stockholders of Hands On and American Stock Transfer & Trust Company, as escrow agent.

‘Excess Amount’ has the meaning specified in Section 9.1(n).

‘Fifth Amendment Effective Date’ means December 21, 2009.

‘Governmental Investigation’ means any claim, sanction, action, lawsuit, demand, order, dispute or other proceeding or investigation in connection with the Specified Subpoenas or any communication related thereto with any Governmental Authority, which relates to the condition (financial or otherwise), business, operations or property of the Borrower or any of the Group Members.

‘Initial Rights Offering’ has the meaning specified in Section 7.16.

‘Investment Group’ means, collectively, Clearlake Capital Group, L.P. and Reservoir Capital Group L.P. and their respective Control Investment Affiliates, and members of the management team of the Borrower, including Ron Obray.

‘KPI Reports’ has the meaning specified in Section 6.1(p).

‘Payment Date’ has the meaning specified in Section 2.8(h).

‘Rate Setting Expenses’ means legal, lobbying and regulatory expenses relating to the rate setting process before the Federal Communications Commission incurred by the Borrower in the Fiscal Year ending December 31, 2010.

‘Regulatory Investigation Expenses’ means any non-operating expenses incurred by the Borrower in the Fiscal Year ending December 31, 2010 (including fines, penalties and settlement arrangements, lobbying costs, additional accounting and audit fees, and related legal and regulatory fees) solely in connection with the investigations which are the subject of the Specified Subpoenas.

‘Series B Preferred Stock’ means the Series B Preferred Stock (par value $0.01 per share) of the Borrower.

‘Specified NECA Reimbursements’ has the meaning specified in Section 2.8(g).

‘Specified Subpoenas’ means, collectively, the following relating to the Loan Parties (a) a subpoena for documents from the Enforcement Bureau of the Federal Communications Commission, dated April 1, 2009, (b) a subpoena for documents from a Grand Jury for the United States District Court for the District of Columbia, dated June 15, 2009, (c) a subpoena for documents from the San Francisco Regional Office of the United States Securities and Exchange Commission, dated June 25, 2009, (d) a subpoena for testimony from the San Francisco Regional Office of the United States Securities and Exchange Commission to the Borrower’s chief financial officer, dated June 25, 2009, (e) a subpoena for documents from the United States Securities and Exchange Commission, dated December 4, 2009, copies of which were previously delivered to the Administrative Agent, and (f) a subpoena for documents to Hands On Video Relay Services, Inc. (Case # EB-07-TC-4008) from the Federal Communications Commission, dated August 3, 2007.

‘Weekly Cash and Cash Equivalents Report’ means a report substantially in the form of Exhibit K.

‘Workplace Conference Calls’ means internal multiparty workplace conference calls held by the Group Members’ marketing, outreach and sales departments that predominantly consist of deaf-to-deaf participants of the type for which the Group Members are not currently seeking any reimbursement from the National Exchange Carrier Association’s Telecommunications Relay Service Interstate fund for any telecommunications relay services relating to such calls. Workplace Conference Calls through November 2009 are more particularly described on Schedule W-1 hereto.”

(b) Section 2.6(b) of the Credit Agreement is hereby amended by deleting such Section 2.6(b) in its entirety and substituting in lieu thereof the following new Section 2.6(b):

“(b) The Borrower promises to repay the entire unpaid principal amount of the Term Loans on the Scheduled Term Loan Maturity Date and at the dates and in the amounts set forth below:

FISCAL QUARTER ENDING	AMOUNT
MARCH 31, 2008	$100,000
JUNE 30, 2008	$100,000
SEPTEMBER 30, 2008	$100,000
DECEMBER 31, 2008	$100,000
MARCH 31, 2009	$100,000
JUNE 30, 2009	$100,000
SEPTEMBER 30, 2009	$100,000
DECEMBER 31, 2009	$100,000
MARCH 31, 2010	$100,000
JUNE 30, 2010	$100,000
SEPTEMBER 30, 2010 AND EACH FISCAL QUARTER THEREAFTER	$250,000

”

(c) Section 2.8 of the Credit Agreement is hereby amended by renumbering clauses (f) and (g) therein as clauses (j) and (k), respectively, and by adding new clauses (f), (g), (h) and (i) immediately following clause (e) therein as follows:

“(f) Equity Issuances and Initial Rights Offering. On or after the Fifth Amendment Effective Date, upon receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) the issuance or Sale by any Group Member of its own Stock, (other than (x) the Initial Rights Offering, (y) so long as no Event of Default has occurred and is continuing, any issuance of Stock of the Borrower occurring in the ordinary course of business to any director, member of the management team of the Borrower or its Subsidiaries or employee of the Borrower or its Subsidiaries pursuant to an employee benefit, incentive or similar plan and (z) so long as no Default or Event of Default has occurred and is continuing, during the Fiscal Year ending December 31, 2010, any issuance of Stock by the Borrower to the Investment Group) the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 50% of the amount of such Net Cash Proceeds; or (ii) the issuance or Sale by any Group Member of its own Stock in connection with the Initial Rights Offering, the Borrower shall apply the Net Cash Proceeds (other than any Net Cash Proceeds raised from any member of the Investment Group) received from such Initial Rights Offering as follows: (a) the first $2,000,000 of such Net Cash Proceeds shall be paid or caused to be paid to the Administrative Agent, (b) the next $3,000,000 of such Net Cash Proceeds shall be retained by the Borrower for working capital and other general corporate purposes and

(c) 50% of such Net Cash Proceeds in excess of $5,000,000 shall be paid or caused to be paid to the Administrative Agent.

(g) NECA Reimbursements. Upon receipt of any reimbursements from the National Exchange Carrier Association’s Telecommunications Relay Service Interstate fund for any telecommunications relay services provided to employees of the Group Members for any Workplace Conference Calls made prior to the date a settlement is reached with the Federal Communications Commission with respect to the investigations which are the subject of the Specified Subpoenas (“Specified NECA Reimbursements”), the Borrower shall pay or cause to be paid 75% of such Specified NECA Reimbursements to the Administrative Agent; provided that that upon receipt of such amounts, so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to make or cause to be made such payment to the extent such Specified NECA Reimbursements are used by the Borrower to finance Regulatory Investigation Expenses within 30 days of receipt of such Specified NECA Reimbursements; provided further that upon the earlier of (i) the 31st day of receipt of the Specified NECA Reimbursements and (ii) the occurrence of a Default or an Event of Default, the Borrower shall pay or cause to be paid to the Administrative Agent the Specified NECA Reimbursement not therefore so used.

(h) Cash and Cash Equivalents. On or after the Fifth Amendment Effective Date, if, either on any Wednesday (or if Wednesday is not a Business Day, the next Business Day) or on any Friday (or if Friday is not a Business Day, the next Business Day), the aggregate amount of cash and Cash Equivalents of the Loan Parties exceeds $6,000,000 (as shown in the Borrower’s actual bank account balances for such day) then on the next succeeding Business Day (the “Payment Date”), the Borrower shall repay any Revolving Credit Outstandings in an amount equal to such excess over $6,000,000 on such Payment Date.

(i) Proceeds from Escrow Account. Upon release of any cash proceeds from the Escrow Account, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to the amount of such proceeds; provided, however that upon such receipt, so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to make or cause to be made such payment to the extent such proceeds are used by the Borrower to finance Regulatory Investigation Expenses within 30 days of receipt of such proceeds; provided further that upon the earlier of (i) the 31st day of receipt of such proceeds and (ii) the occurrence of a Default or an Event of Default, the Borrower shall pay or cause to be paid to the Administrative Agent such proceeds not theretofore so used.”

(d) Section 2.12(b) of the Credit Agreement is hereby amended by deleting such Section 2.12(b) in its entirety and substituting in lieu thereof the following new Section 2.12(b):

“(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, (other than in respect of any payment required pursuant to Sections 2.8(e) or (h)) to repay the outstanding principal balance of the Term Loans, second, to repay the outstanding principal balance of the Revolving Loans and the Swing Loans (which shall effect a permanent reduction in the

Revolving Credit Commitment except for any payment required pursuant to Sections 2.8(e) or (h)), third, in the case of any payment required pursuant to Section 2.8(e), to provide cash collateral to the extent and in the manner in Section 9.3, and, then, any excess shall be retained by the Borrower.”

(e) Section 3.2 of the Credit Agreement is hereby amended by adding new clause (c) immediately following clause (b) therein as follows:

“(c) Cash and Cash Equivalents. After giving effect to such Loan, the aggregate amount of cash and Cash Equivalents of the Loan Parties shall not equal or exceed $6,000,000 (as shown in the Borrower’s actual bank account balances for such day).”

(f) Sections 5.1, 5.2 and 5.5 of the Credit Agreement are hereby amended by deleting such Sections 5.1, 5.2 and 5.5 in their entirety and substituting in lieu thereof the following new Sections 5.1, 5.2 and 5.5:

“Section 5.1 Maximum Consolidated Leverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED LEVERAGE RATIO
SEPTEMBER 30, 2008	4.50 TO 1
DECEMBER 31, 2008	4.50 TO 1
MARCH 31, 2009	4.00 TO 1
JUNE 30, 2009	4.00 TO 1
SEPTEMBER 30, 2009	4.00 TO 1
DECEMBER 31, 2009	3.75 TO 1
MARCH 31, 2010	8.00 TO 1
JUNE 30, 2010	7.00 TO 1
SEPTEMBER 30, 2010	6.00 TO 1
DECEMBER 31, 2010	5.50 TO 1
MARCH 31, 2011	5.00 TO 1
JUNE 30, 2011	5.00 TO 1
SEPTEMBER 30, 2011	5.00 TO 1
DECEMBER 31, 2011	5.00 TO 1
MARCH 31, 2012 AND EACH FISCAL QUARTER THEREAFTER	4.50 TO 1

Section 5.2 Capital Expenditures. No Group Member shall incur, or permit to be incurred, Capital Expenditures in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below for such Fiscal Year; provided that for the six (6) month period ending June 30, 2010, no Group Member shall incur, or permit to be incurred, Capital Expenditures in the aggregate during such period in excess of $2,000,000:

FISCAL YEAR ENDING	MAXIMUM CAPITAL EXPENDITURES
FISCAL YEAR 2008	$6,000,000
FISCAL YEAR 2009	$4,000,000
FISCAL YEAR 2010	$5,000,000
FISCAL YEAR 2011	EBITDA Amount
FISCAL YEAR 2012	EBITDA Amount
FISCAL YEAR 2013 AND EACH FISCAL YEAR THEREAFTER	EBITDA Amount

For purposes of this Section 5.2 (i) Capital Expenditures shall not include capitalized labor costs, and (ii) the ‘EBITDA Amount’ for any Fiscal Year shall mean an amount equal to 20% of the Consolidated EBITDA of the Borrower for such Fiscal Year.

Section 5.5 Maximum Consolidated Senior Leverage Ratio. The Borrower shall not have on the last day of each Fiscal Quarter set forth below, a Consolidated Senior Leverage Ratio greater that the maximum ratio set forth opposite such Fiscal Quarter.

FISCAL QUARTER	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
MARCH 31, 2010	4.50 TO 1
JUNE 30, 2010	3.50 TO 1
SEPTEMBER 30, 2010	3.00 TO 1
DECEMBER 31, 2010	2.75 TO 1
MARCH 31, 2011	2.65 TO 1
JUNE 30, 2011	2.65 TO 1
SEPTEMBER 30, 2011	2.50 TO 1
DECEMBER 31, 2011	2.35 TO 1
MARCH 31, 2012 AND EACH FISCAL QUARTER THEREAFTER	2.00 TO 1

”

(g) Article V of the Credit Agreement is hereby amended by adding new Section 5.6 immediately following Section 5.5 therein as follows:

“Section 5.6 Minimum Consolidated Fixed Charge Coverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio, for the 12-month period then ended (or with respect to the Fiscal Quarter ending on (a) March 31, 2010, for the three (3) month period then ended, (b) June 30, 2010, for the six (6) month period then ended and (c) September 30, 2010, for the nine (9) month period then ended) less than the minimum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER	MINIMUM CONSOLIDATED FIXED CHARGE COVERAGE RATIO
MARCH 31, 2010	1.05 TO 1
JUNE 30, 2010	1.25 TO 1
SEPTEMBER 30, 2010	1.50 TO 1
DECEMBER 31, 2010	1.60 TO 1
MARCH 31, 2011	1.40 TO 1
JUNE 30, 2011	1.30 TO 1
SEPTEMBER 30, 2011 AND EACH FISCAL QUARTER THEREAFTER	1.25 TO 1

”

(h) Section 6.1 of the Credit agreement is hereby amended by adding new clauses (o), (p) and (q) immediately following clause (n) therein as follows:

“(o) Governmental Investigation. Subject in all cases to Section 11.20 and to the extent permitted by applicable Requirements of Law, (i) at the request of the Agents, management of the Loan Parties and the Agents shall conduct telephonic meetings to be attended by the respective management representatives of the Loan Parties and the Agents and their respective representatives, at which meeting the Loan Parties shall present an update on the status of all Governmental Investigations of the Group Members and answer any questions regarding such Governmental Investigations and (ii) the Loan Parties shall promptly, and in any event within three (3) Business Days after any officer of such Loan Party has knowledge thereof or after receipt or delivery thereof, as applicable, provide the Agents with (A) notice of any material development in any Governmental Investigation, (B) copies of all material documents received from any Governmental Authority, including the Securities and Exchange Commission, the Federal Communications Commission, the Department of Justice and any other securities exchange and (C) copies of all documents related to any Governmental Investigation; provided that the Loan Parties reserve the right to exclude information or documents if the Loan Parties reasonably believe upon advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to protect attorney-work product.

(p) 13-Week Cash Flow and KPI Report. The Borrower shall deliver to the Agents on or prior to 5:00 p.m. on the first Wednesday (or if such Wednesday is not a Business Day, the next succeeding Business Day) of each fiscal month (or more often as may be reasonably requested by the Agents at any time) (i) an updated 13-week net cash flow forecast showing the Borrower’s cumulative actual and forecasted cash receipts and cash disbursements together with the actual variance for such period and such other information as may be reasonably requested by the Agents, in form and substance reasonably satisfactory to the Agents (the “13-Week Cash Flow”) and (ii) a Key Performance Indicator report in the form previously delivered to the Agents (a “KPI Report”); provided that upon the occurrence or continuance of any Default or Event of Default, the Borrower shall deliver such 13 Week Cash Flow and KPI Report on or prior to 5:00 p.m. on the first Wednesday of each week (or if Wednesday is not a Business Day, the next succeeding Business Day).

(q) Weekly Cash and Cash Equivalents Report. The Borrower shall deliver to the Agents on or prior to 5:00 p.m. on Monday (or if such Monday is not a Business Day, the next succeeding Business Day) of each week a Weekly Cash and Cash Equivalents Report duly executed by a Responsible Officer of the Borrower that (i) shows the aggregate amount of cash and Cash Equivalents of the Loan Parties as of (A) Wednesday (or if Wednesday is not a Business Day, the next Business Day) of the immediately preceding calendar week and (B) Friday (or if Friday is not a Business Day, the next Business Day) of the immediately preceding calendar week, (ii) demonstrates compliance with Section 2.8(h) for the immediately preceding calendar week and (iii) is in substantially the form of Exhibit K, or any other form approved by the Agents.”

(i) Article VI of the Credit Agreement is hereby amended by adding new Section 6.9 immediately following Section 6.8 therein as follows:

“Section 6.9. Governmental Investigations. The Borrower, directly or through its counsel, shall promptly disclose to the Administrative Agent or its counsel, in writing or through telephonic meetings, any material developments or other information regarding the status of the Governmental Investigations and any proposed settlements in connection therewith.”

(j) Article VII of the Credit Agreement is hereby amended by adding new Section 7.16 immediately following Section 7.15 therein as follows:

“Section 7.16 Initial Rights Offering. No later than June 30, 2010, the Borrower shall make a rights offering to each of the holders of its common Stock and Preferred Stock of the Borrower’s Series B Preferred Stock in an aggregate amount equal to at least $5,000,000 which shall be on terms reasonably satisfactory to the Agents (the ‘Initial Rights Offering’). The Borrower shall apply the gross cash proceeds received from such Initial Rights Offering according to the requirements of Section 2.8(f)(ii).”

(k) Section 9.1 of the Credit Agreement is hereby amended by replacing the period where it appears at the end of clause (m) therein with “; or” and adding new clause (n) immediately following such clause (m) therein as follows:

“(n) as a result of or relating to any Governmental Investigation, (i) (A) a fine, charge, penalty or fee is levied on any Group Member, whether or not subject to appeal or contest, or (B) any Group Member enters into a settlement with a Governmental Authority, which in each case, either individually or in the aggregate, is in excess of $1,000,000 (after applying (y) any Specified NECA Reimbursements received by the Borrower in accordance with the proviso to Section 2.8(g) and (z) any cash proceeds released to the Borrower from the Escrow Account in accordance with the proviso to

Section 2.8(i)) (the “Excess Amount”); and (ii) within 15 days of such levy or settlement, such Group Member fails to (A) raise Net Cash Proceeds from the issuance or Sale by such Group Member of its own Stock in an amount equal to the Excess Amount (after giving effect to any prepayment required by Section 2.8(f) and excluding the December 2009 Equity Investment) and (B)(1) pay such fine, charge, penalty, fee or settlement or (2) if such fine, charge, penalty or fee is being appealed or contested, place on deposit in a Cash Collateral Account an amount equal to such fine, charge, penalty or fee.”

(l) Schedule I of the Credit Agreement is hereby amended by deleting such Schedule I in its entirety and substituting in lieu thereof new Schedule I attached hereto as Exhibit B.

(m) The Schedules to the Credit Agreement are hereby further amended by adding new Schedule W-1 immediately following Schedule P-1 thereof in the form attached hereto as Schedule W-1.

(n) Exhibit G of the Credit Agreement is hereby amended by deleting such Exhibit G in its entirety and substituting in lieu thereof new Exhibit G attached hereto as Exhibit C.

(o) The Exhibits to the Credit Agreement are hereby further amended by adding new Exhibit K immediately following Exhibit J thereof in the form attached hereto as Exhibit D.

5. Remedies. This Amendment shall constitute a Loan Document. The breach by any Loan Party of any covenant or agreement in this Amendment (including Section 3 hereof) shall constitute an immediate Event of Default hereunder and under the other Loan Documents after giving effect to any grace or cure periods set forth therein.

6. Representations and Warranties. To induce the Agents and the Required Lenders to enter into this Amendment, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby jointly and severally represents and warrants that:

(a) The execution, delivery and performance by each Loan Party of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of the holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any material Requirement of Law in any material respect, (C) in any material respect, conflict with, contravene, constitute a default or breach under any material Contractual Obligation of any Loan Party or any of its Subsidiaries, or result in or permit the termination or acceleration of any such material Contractual Obligation, or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person.

(b) From and after its delivery to the Agents, this Amendment has been duly executed and delivered to the other parties hereto by each Loan Party party hereto and this Amendment and the Amended Credit Agreement are each the legal, valid and binding obligation of such Loan Party and are each enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

(c) No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(d) Except for the Governmental Investigation, no action, claim or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Loan Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect.

(e) After giving effect to this Amendment and except with respect to the Governmental Investigation, the representations and warranties of the Borrower and the other Loan Parties contained in the Amended Credit Agreement and each other Loan Document are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the Fifth Amendment Effective Date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

(f) The Borrower and the other Loan Parties have delivered, or caused to be delivered, to the Administrative Agent true, correct and complete copies of the Specified Subpoenas. The Borrower, directly or through its counsel, has disclosed to the Administrative Agent or its counsel, in writing or through telephonic meetings, all material information regarding the status of the Governmental Investigations and any proposed settlements in connection therewith.

7. No Amendments/Waivers. The Credit Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and, except as expressly provided herein, shall be unmodified. In addition, except as expressly provided herein, this Amendment shall not be deemed an amendment, consent or waiver of any term or condition of any Loan Document or a forbearance by the Agents or the Lenders with respect to any right or remedy which Agents or Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which Agents or Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.

8. Outstanding Indebtedness; Waiver of Claims. Each of the Borrower and the other Loan Parties hereby acknowledges and agrees that as of the Fifth Amendment Effective Date (i) the aggregate amount of the Revolving Loans is $8,000,000 and (ii) the aggregate amount of the Term Loans is $36,300,000, and that, as of the Fifth Amendment Effective Date, such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each of the Borrower and the other Loan Parties hereby acknowledges that it has no Claims (as hereinafter defined) arising out of or relating to the Credit Agreement or any other Loan Document (including, without limitation, as a result of credit having been extended thereunder) against the Agents, the Lenders or the L/C Issuers and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, subsidiary corporations, parent corporations and related corporate divisions and their respective successors and assigns (all of the foregoing being the “Released Persons”) and hereby waives, releases, remises and forever discharges the

Agents, each Lender, each L/C Issuer and each other Released Person from any and all Claims of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any Released Person prior to and including the date hereof, and in any way directly or indirectly arising out of or relating to the Credit Agreement or any other Loan Document. For purposes hereof, “Claims” shall mean all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims which may be instituted or asserted against or incurred by such Released Person as the result of credit having been extended under the Credit Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated thereunder.

9. Fees and Expenses.

(a) Amendment Fee. The Borrower hereby agrees to pay to the Administrative Agent a non-refundable cash amendment fee to be allocated among the Lenders according to their Pro Rata Share of the Facilities in an aggregate amount equal to $221,500 (the “Amendment Fee”), which shall be fully earned on the Fifth Amendment Effective Date and payable as follows: (i) $110,750 shall be due and payable on the Fifth Amendment Effective Date and (ii) $110,750 shall be due and payable on December 31, 2010.

(b) Expenses. Each of the Borrower and the other Loan Parties hereby reconfirms its respective obligations pursuant to Section 11.3 of the Credit Agreement and to pay and reimburse the Agents for all reasonable costs and expenses (including, without limitation, reasonable fees of legal counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

10. Affirmation of Existing Loan Documents. After giving effect to this Amendment, the Borrower and each Loan Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Collateral documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

11. Amendment to Second Lien Credit Agreement. The Administrative Agent and the Required Lenders hereby consent as of the Fifth Amendment Effective Date to the amendment of the Second Lien Credit Agreement pursuant to the Fifth Amendment thereto in the form attached hereto as Exhibit E (the “Amendment to Second Lien Credit Agreement”).

12. Effectiveness. This Amendment shall become effective as of December 21, 2009 (the “Fifth Amendment Effective Date”) only upon satisfaction in full in the judgment of the Agents of each of the following conditions on or prior to the date hereof (it being acknowledged and agreed that upon the Fifth Amendment Effective Date, the amendments provided for in Section 4(a)(i), (ii) and (vii) hereof shall be deemed effective as of September 30, 2009):

(a) Amendment. The Agents shall have received two (2) copies of this Amendment duly executed and delivered by the Agents, the Required Lenders, the Borrower and each other Loan Party.

(b) Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent the portion of the Amendment Fee payable on the Fifth Amendment Effective Date and all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to the Agents (including, without limitation, reasonable legal fees and expenses of legal counsel).

(c) December 2009 Equity Investment. The Agents shall have received (i) evidence satisfactory to the Agents that the Borrower shall have received at least $5,000,000 in gross cash proceeds from the December 2009 Equity Investment (including the Investment made by members of the Investment Group in the aggregate amount of $2,000,000 on December 14, 2009) on terms satisfactory to the Agents and (ii) copies of all documents executed and delivered in connection with the December 2009 Equity Investment.

(d) Resolutions; Incumbency Certificate. The Agents shall have received (i) resolutions of each Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment by such Loan Party and (ii) signatures and incumbency certificates of the officers of each Loan Party executing this Amendment, certified as of the Fifth Amendment Effective Date by each of such Loan Party’s corporate secretary or other officer of such Loan Party in charge of maintaining books and records as being true, accurate, correct and complete, each in form and substance reasonably satisfactory to the Agents.

(e) Amendment to Second Lien Credit Agreement. The Agents shall have received two (2) copies of the Amendment to Second Lien Credit Agreement, dated as of the date hereof, duly executed and delivered by the parties signatories thereto and effective in accordance with the terms thereof in form and substance satisfactory to the Agents.

(f) Amendment to Intercreditor Agreement. The Administrative Agent shall have received two (2) copies of the Second Amendment to the Intercreditor Agreement, dated as of the date hereof, duly executed and delivered by the Administrative Agent, Collateral Agent and the Second Lien Administrative Agent, and acknowledged by the Borrower and the other Loan Parties, in the form attached hereto as Exhibit F (“Amendment to Intercreditor Agreement”).

13. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

PURPLE COMMUNICATIONS, INC., as Borrower

By:	/s/ John R. Ferron
Name:	John R. Ferron
Title:	Chief Financial Officer & Chief Operating Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT]

Each of the undersigned Loan Parties hereby

(i) acknowledges this Amendment and

(ii) confirms and agrees that its obligations

under the Loan Documents shall continue without any diminution thereof and shall remain in full force and effect on and after the effectiveness of this Amendment.

ACKNOWLEDGED, CONSENTED and AGREED to as of the date first written above.

PURPLE LANGUAGE SERVICES CO.

By:	/s/ John R. Ferron
Name:	John R. Ferron
Title:	Chief Financial Officer & Chief Operating Officer

PURPLE RELAY SERVICES CO.

By:	/s/ John R. Ferron
Name:	John R. Ferron
Title:	Chief Financial Officer & Chief Operating Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT]

AGENTS AND LENDERS:

CHURCHILL FINANCIAL LLC, as Administrative Agent

By:	/s/ Chris Cox
Name:	Chris Cox
Title:	Managing Director

CHURCHILL FINANCIAL CAYMAN LTD., as Lender

By: Churchill Financial LLC, as its Collateral Manager

By:	/s/ Chris Cox
Name:	Chris Cox
Title:	Managing Director

[SIGNATURE PAGE TO FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT]

ABLECO FINANCE LLC, as Collateral Agent and Lender, on behalf of itself and its Affiliate assigns

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	President

[SIGNATURE PAGE TO FIFTH AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT]